EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2005 relating to the consolidated financial statements, consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Talk America Holdings, Inc. and its Subsidiaries, which appears in Talk America Holdings, Inc. and its Subsidiaries’ Annual Report on Form 10-K/A for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 23, 2006